Exhibit 10.32
Note: An amendment on this form was executed between the Company and each of the following individuals to amend the agreement set forth opposite his or her name:

Name of Individual	Agreement
Michael D. Bornak	Agreement dated March 12, 2010 between the Company and Mr. Bornak
Gregory M. Nulty	Agreement dated June 21, 2010 between the Company and Mr. Nulty
Jennifer M. Reinke	Agreement dated March 12, 2010 between the Company and Ms. Reinke
AMENDMENT NO. 1 TO AGREEMENT
     This Amendment No. 1 (this “Amendment”) is made and entered as of the 15th day of December 2010 (the “Effective Date”) by and between Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), and [Name of Executive], who is an employee of the Company (“Executive”).
     WHEREAS, the Company and Executive are parties to a certain Agreement dated as of [date of original agreement] (the “Agreement”), which provides for certain payment and other benefits following the termination of Executive’s employment under certain circumstances; and
     WHEREAS, with the intent of ensuring that the Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the Parties desire to amend the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties agree as follows:
Article 1. Amendments.
     1.1. Change to definition of “Date of Termination.” Section 1(e)(iv) of the Agreement is amended and restated to read in its entirety as follows:
(iv)	if the Executive’s employment is terminated for any other reason, the later of the date on which a termination becomes effective pursuant to a Notice of Termination or the date on which the Executive has incurred a Separation from Service as defined in Section 409A of the Code.
     1.2. Changes relating to timing of payment.
     (a) Sections 4(b) and 4(c) are amended by deleting the phrase, “on or before the fifth day” in each place that it appears and inserting in lieu thereof the phrase, “within the period set forth in Section 4(g)”.
     (b) Section 4(g) is amended and restated to read in its entirety as follows:
(g)	The receipt of any severance payments pursuant to this Section 4 will be subject to the Executive’s signing within the period that is sixty (60) days after the Executive’s Date of Termination (the “Execution Period”), and not revoking for a period of seven (7) days thereafter (the “Revocation Period”), a separation and mutual release of claims agreement in substantially the form then used by the Corporation in connection with its general severance policy. Any severance payments due under Section 4 shall be paid within five (5) days following the expiration of the Revocation Period (the “Payment Period”); provided, however, that the Executive shall have no discretion to select the tax year in which to receive any payment due hereunder; and provided, further, that if it would be possible for the combined Execution Period, Revocation Period and Payment Period to span two tax years of the Executive, the Corporation shall make severance payments under Section 4 in the second of such years, on or before the later of the expiration of the Payment Period and the fifth (5th) day of such tax year.
Article 2. Miscellaneous
     2.1. No Other Modifications. Except as modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. The Agreement, together with this Amendment, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
     2.2. Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-laws provisions.
     2.3. Counterparts. This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ATTEST:	TOLLGRADE COMMUNICATIONS, INC.
By:
Name:
Title:

WITNESS:
[Executive Name]